News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Appoints New Member
to its Board of Directors
Chief Operating Officer of Fluor Corporation to join FMC Technologies' Board of Directors

HOUSTON, November 7, 2014 -- FMC Technologies, Inc. (NYSE: FTI) announced the appointment of a new member to its Board of Directors.
The new director is Peter Oosterveer, Chief Operating Officer of Fluor Corporation. Fluor Corporation is a FORTUNE 500 company that delivers engineering, procurement, construction, maintenance, and project management to governments and clients in diverse industries around the world.
A 25-year Fluor veteran, Mr. Oosterveer previously served as the group president of the company’s Energy & Chemicals Business Segment, and senior vice president of its global chemicals and petrochemicals business.
Mr. Oosterveer has deep international client and project expertise in the energy and chemicals industries with previous executive stints managing Fluor's chemicals operations for Europe, Africa, and the Middle East. His duties included business development and sales as well as direct profit-loss responsibility. Prior to that, he was managing director of the Dutch operations of Fluor, including the Haarlem office. He also previously managed Fluor's operations center in Bergen op Zoom, The Netherlands.
He has a bachelor of science degree in Electronics from HTS Leeuwarden, The Netherlands, and is a graduate of the Thunderbird University International Management Program, Stanford's Executive Business School, and the Fluor Management Institute.
Mr. Oosterveer will join the Board on February 1, 2015.

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FMC Technologies, Inc. (NYSE: FTI) is a leading global provider of technology solutions for the energy industry. Named by Forbes® Magazine as one of the World's Most Innovative Companies in 2013, the Company has approximately 20,100 employees and operates 30 production facilities in 17 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.